Exhibit 99.1

FOR IMMEDIATE RELEASE

TURTLE BEACH REPORTS RECORD FIRST QUARTER 2018 RESULTS AND SIGNIFICANTLY INCREASES 2018 OUTLOOK

- Net Revenue Increases 185% to $40.9 Million, Driving Record Net Income and Adjusted EBITDA -

San Diego, CA - May 9, 2018 - Turtle Beach Corporation (NASDAQ: HEAR), the leading gaming headset and audio accessory brand, reported financial results for the first quarter ended March 31, 2018. Per share information reflects the Company’s 1-for-4 reverse split effective April 6, 2018.

First Quarter Summary vs. Year-Ago Quarter:

▪	Net revenue increased 185% to $40.9 million;

▪	Gross margin more than doubled to 36.8% versus 15.4%;

▪	Net income up significantly to $2.0 million, or $0.16 per share, compared to a net loss of $9.9 million, or $(0.81) per share;

▪	Adjusted EBITDA increased $11.4 million to $5.3 million versus $(6.2) million; and

▪	Net revenue, gross margin, net income and adjusted EBITDA were the highest levels for any first quarter since becoming public in 2014.
“As indicated in our pre-announcement, we delivered substantial growth in our first quarter, both relative to last year and our prior outlook,” said Juergen Stark, CEO, Turtle Beach. “This growth was due to market share gains on top of a very strong overall market, propelled by the successes of Fortnite and PlayerUnknown’s Battlegrounds, as these games have driven new gamers into the market and much higher headset attach rates than we have historically experienced.

“The strong market, and our significant outperformance, can be seen in NPD’s latest North American console headset update. Year-to-date through March 2018, we grew our revenue share 720 basis points to 45.9% from 38.7% in the same period in 2017. In addition, while the market was up 77.6% on a sell-through basis during the same time, Turtle Beach was up 110.3%. In fact, this 110% revenue growth was nearly double the 57% growth experienced by the rest of the market as our strong brand and quality products had us well positioned to leverage the opportunity.

“We expect the momentum from this strong market to continue and have raised our 2018 financial outlook accordingly. In addition, we were pleased to have facilitated a set of transactions in late April to retire the Series B Preferred Stock at a discount of more than 50% relative to its redemption value. This was a nearly $20 million liability growing at 8% per year. On top of the March amendments to our term loan, revolver, and subordinated notes, this represents another substantial balance sheet improvement and is expected to result in a material reduction in non-cash interest expense going forward. Given these positive developments, we believe 2018 is off to a very strong start and better positions us to make selective growth investments and further reduce our debt over time.”

First Quarter 2018 Financial Results
Net revenue in the first quarter of 2018 increased 185% to a record $40.9 million compared to $14.4 million in the year-ago quarter. This was due to the Company’s increase in market share on top of higher volumes driven by high-performing game releases fueling stronger consumer demand.

Gross margin in the first quarter of 2018 more than doubled to a record 36.8% compared to 15.4% in the first quarter of 2017. The increase was primarily due to a less promotional environment as compared to the prior-year period and higher volumes driving fixed-cost leverage.

Operating expenses in the first quarter of 2018 increased 9% to $11.2 million compared to $10.3 million in the 2017 period due primarily to an increase in revenue-related sales costs and an increase in marketing costs relative to last year.

Net income in the first quarter of 2018 increased significantly to a record $2.0 million, or $0.16 per diluted share, compared to a net loss of $9.9 million, or $(0.81) per diluted share, in the year-ago quarter. The improvement was driven by the significant revenue and gross margin growth.

Adjusted EBITDA (as defined below in “Non-GAAP Financial Measures”) in the first quarter of 2018 increased $11.4 million to a record $5.3 million compared to $(6.2) million in the year-ago quarter.

Balance Sheet Highlights
At March 31, 2018, the Company had $4.3 million of cash and cash equivalents, compared to $3.6 million one year ago. As a result of its borrowings under a $60 million revolving credit facility, Turtle Beach generally does not maintain a large cash balance.

Total outstanding debt principal at March 31, 2018, was $34.5 million compared to $34.4 million at March 31, 2017. The debt at March 31, 2018, consisted of $22.6 million in subordinated debt, $9.2 million in term loans, and $2.6 million of revolving debt. The Company’s senior debt leverage ratio, defined as total term loans outstanding and average trailing twelve-month revolving debt, divided by consolidated trailing twelve month adjusted EBITDA, improved significantly to 1.0x at March 31, 2018, compared to 2.1x at December 31, 2017, and 6.8x a year ago.

Increased 2018 Outlook
For the second quarter of 2018, Turtle Beach expects net revenue to increase 151% to approximately $48 million compared to $19.1 million in the second quarter of 2017. Net loss is expected to improve to approximately $(0.05) per share compared to a net loss of $(0.57) per share in the second quarter of 2017. Adjusted EBITDA is expected to improve to approximately $2.5 million compared to $(2.8) million in the second quarter of 2017. Other than the aforementioned reduction in non-cash interest expense, the second quarter 2018 earnings per share estimate excludes any other effects of the accounting treatment for the retirement of the Series B Preferred Stock, which the Company does not expect to have an adverse effect on net income or adjusted EBITDA.

For the full year 2018, Turtle Beach now expects net revenue to increase 37% to approximately $205 million (up from $157 million in its March outlook) compared to $149.1 million in 2017. The Company is approaching its full year outlook estimating second half sell-through will be roughly in-line with last year, which the Company expects is appropriately conservative as it continues to track the year-to-date sell through increases and refines its view of the expected longer-term impact. Net income in 2018 is now expected to improve to approximately $0.95 per share (up from a net loss of $(0.12) per share in its March outlook) based upon 14.2 million estimated fully diluted shares outstanding. This is compared to a net loss of $(0.26) per share in 2017. Adjusted EBITDA in 2018 is now expected to more than double to approximately $26 million (up from $12 million in its March outlook) and includes several million dollars of expected investments intended to drive future growth. This compares to $11.6 million in adjusted EBITDA in 2017. Other than the aforementioned reduction in non-cash interest expense, the full year 2018 earnings per share estimate excludes any other effects of the accounting treatment of the retirement of the Series B Preferred Stock in the second quarter of 2018, which the Company does not expect to have an adverse effect on net income or adjusted EBITDA.

A table summarizing this outlook has been provided at the end of this release.

With respect to the Company's adjusted EBITDA outlook for the second quarter and full year 2018, a reconciliation to its net loss outlook for the same periods has not been provided because of the variability, complexity, and lack of visibility with respect to certain reconciling items between adjusted EBITDA and net loss, including other income (expense), provision for income taxes and stock-based compensation. These items cannot be reasonably and accurately predicted without the investment of undue time, cost and other resources and, accordingly, a reconciliation of the Company’s adjusted EBITDA outlook to its net loss outlook for such periods is not available without unreasonable effort. These reconciling items could be material to the Company’s actual results for such periods.

Conference Call Details
Turtle Beach Corporation will hold a conference call today, May 9, 2018, at 2:00 p.m. Pacific time (5:00 p.m. Eastern) to discuss its first quarter 2018 results.
CEO Juergen Stark and CFO John Hanson will host the call, followed by a question and answer session.

Conference Call Details:
Date: Wednesday, May 9, 2018
Time: 5:00 p.m. ET / 2:00 p.m. PT
Toll-Free Dial-in Number: (877) 303-9855
International Dial-in Number: (408) 337-0154
Conference ID: 9889426

For the conference call, please dial-in 5-10 minutes prior to the start time and an operator will register your name and organization. If you have any difficulty with the conference call, please contact Liolios at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via the investor relations section of the Company’s website at corp.turtlebeach.com.

A replay of the conference call will be available after 8:00 p.m. ET on the same day through May 17, 2018.

Toll-Free Replay Number: (855) 859-2056
International Replay Number: (404) 537-3406
Replay ID: 9889426

Non-GAAP Financial Measures
In addition to its reported results, the Company has included in this earnings release certain financial results, including adjusted EBITDA, that the Securities and Exchange Commission defines as "non-GAAP financial measures." Management believes that such non-GAAP financial measures, when read in conjunction with the Company's reported results, can provide useful supplemental information for investors analyzing period-to-period comparisons of the Company's results. “Adjusted EBITDA” is defined by the Company as net income (loss) before interest, taxes, depreciation and amortization, stock- based compensation (non-cash), and certain special items that we believe are not representative of core operations. See a reconciliation of GAAP results to adjusted EBITDA included below for the three months ended March 31, 2018.

About Turtle Beach Corporation
Turtle Beach (www.turtlebeach.com) has been revolutionizing console multiplayer gaming since the very beginning with its wide selection of industry leading, award-winning gaming headsets. Whether you’re a professional esports athlete, hardcore gamer, casual player, or just starting out, Turtle Beach has the gaming headset to help you truly master your skills. Innovative and advanced technology, amazing audio quality, clear communication, lightweight and comfortable designs, and ease-of-use are just a few features that have made Turtle Beach a fan-favorite brand for gamers the world over. Made for Xbox and PlayStation® consoles as well as for PC, Mac®, and mobile/tablet devices, having a Turtle Beach gaming headset in your arsenal gives you the competitive advantage. The Company's shares are traded on the NASDAQ Exchange under the symbol: HEAR.

Cautionary Note on Forward-Looking Statements
This press release includes forward-looking information and statements within the meaning of the federal securities laws. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Forward-looking statements are based on management’s current belief, as well as assumptions made by, and information currently available to, management.

While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that its goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. Some of these factors include, but are not limited to, risks related to the Company’s liquidity, the substantial uncertainties inherent in the acceptance of existing and future products, the difficulty of commercializing and protecting new technology, the impact of competitive products and pricing, general business and economic conditions, risks associated with the expansion of our business including the implementation of any businesses we acquire, our indebtedness, and other factors discussed in our public filings, including the risk factors included in  the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and the Company’s other periodic reports. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company is under no obligation to publicly update or revise any forward-looking statement after the date of this release whether as a result of new information, future developments or otherwise.

All trademarks are the property of their respective owners.

# # #

For Investor Information, Contact:	For Media Information, Contact:
Cody Slach	MacLean Marshall
Investor Relations	Sr. Director - Brand & PR/Communications
Liolios	Turtle Beach Corp.
949.574.3860	858.914.5093
HEAR@liolios.com	maclean.marshall@turtlebeach.com

Turtle Beach Corporation
Consolidated Balance Sheets
(in thousands, except par value and share amounts)

Table 1.

	March 31, 2018	December 31, 2017
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$4,335	$5,247
Accounts receivable, net	21,751	50,534
Inventories	15,816	27,518
Prepaid expenses and other current assets	3,536	3,467
Total Current Assets	45,438	86,766
Property and equipment, net	3,979	4,677
Intangible assets, net	1,363	1,404
Deferred income taxes	382	362
Other assets	1,144	1,042
Total Assets	$52,306	$94,251
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Revolving credit facility	$2,642	$38,467
Term loans	—	4,173
Accounts payable	9,758	13,459
Other current liabilities	8,656	11,451
Total Current Liabilities	21,056	67,550
Term loans, long-term portion	8,434	6,789
Series B redeemable preferred stock	19,297	18,921
Subordinated notes - related party	21,630	20,836
Other liabilities	2,311	2,312
Total Liabilities	72,728	116,408
Commitments and Contingencies
Stockholders' Equity
Common stock, $0.001 par value - 25,000,000 shares authorized; 12,347,001 and 12,346,502 shares issued and outstanding as of March 31, 2018 and December 31, 2017, respectively	12	12
Additional paid-in capital	148,305	148,082
Accumulated deficit	(168,691)	(170,048)
Accumulated other comprehensive loss	(48)	(203)
Total Stockholders' Equity (Deficit)	(20,422)	(22,157)
Total Liabilities and Stockholders' Equity (Deficit)	$52,306	$94,251

Turtle Beach Corporation
Consolidated Statements of Operations
(in thousands, except share and per-share data)
(unaudited)
Table 2.

	Three Months Ended
	March 31, 2018	March 31, 2017
Net Revenue	$40,886	$14,352
Cost of Revenue	25,857	12,136
Gross Profit	15,029	2,216
Operating expenses:
Selling and marketing	5,929	4,449
Research and development	1,329	1,390
General and administrative	3,985	4,171
Goodwill and intangible asset impairment	—	—
Restructuring charges	—	298
Total operating expenses	11,243	10,308
Operating income (loss)	3,786	(8,092)
Interest expense	2,005	1,840
Other non-operating expense (income), net	(245)	(51)
Income (loss) before income tax	2,026	(9,881)
Income tax expense	64	45
Net income (loss)	$1,962	$(9,926)

Net loss per share:
Basic	$0.16	$(0.81)
Diluted	$0.16	$(0.81)
Weighted average number of shares:
Basic	12,347	12,313
Diluted	12,369	12,313

Turtle Beach Corporation
GAAP to Adjusted EBITDA Reconciliation
(in thousands)
(unaudited)
Table 3.

	Three Months Ended
	March 31, 2018
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other	Adj EBITDA
Net revenue	$40,886	$—	$—	$—	$—	$40,886
Cost of revenue	25,857	(121)	—	(18)	—	25,718
Gross profit	15,029	121	—	18	—	15,168

Operating expense	11,243	(827)	(79)	(205)	—	10,132

Operating income (loss)	3,786	948	79	223	—	5,036

Interest expense	2,005
Other non-operating income, net	(245)					(245)

Income (loss) before income tax	2,026
Income tax expense	64
Net income (loss)	$1,962		Adjusted EBITDA			$5,281

	Three Months Ended
	March 31, 2017
	As Reported	Adj Depreciation	Adj Amortization	Adj Stock Compensation	Other (1)	Adj EBITDA
Net revenue	$14,352	$—	$—	$—	$—	$14,352
Cost of revenue	12,136	(122)	—	85	(353)	11,746
Gross profit	2,216	122	—	(85)	353	2,606

Operating expense	10,308	(647)	(84)	(471)	(298)	8,808

Operating income (loss)	(8,092)	769	84	386	651	(6,202)

Interest expense	1,840
Other non-operating income, net	(51)					(51)

Income (loss) before income tax	(9,881)
Income tax expense	45
Net income (loss)	$(9,926)			Adjusted EBITDA		$(6,151)

(1) Other includes business transition costs and restructuring charges.

Table 4.

Fiscal 2018 Outlook
	Q2 18 Guidance	Q2 17 Actual	FY 18 Guidance	FY 18 Prior Guidance (1)	FY 17 Actual
Net Revenue	~$48M	$19.1M	~$205M	~$157M	$149.1M
EPS	~$(0.05)	$(0.57)	~$0.95	~$(0.12)	$(0.26)
Adjusted EBITDA	~$2.5M	$(2.8)M	~$26M	~$12M	$11.6M

(1) Reported on March 6, 2018.